                               EXHIBIT 12.1
                      SAN DIEGO GAS & ELECTRIC COMPANY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                          (Dollars in millions)
                                                                               For the three
                                                                               months ended
                                                                               March 31,
                               1996      1997      1998      1999      2000      2001
                             --------  --------  --------  --------  --------  --------
Fixed Charges and Preferred
Stock Dividends:

Interest:
  Long-Term Debt               $ 76      $ 69      $ 55      $ 49       $50       $14
  Rate Reduction Bonds           --        --        41        35        33         7
  Short-Term Debt & Other        13        14        14        40        31         3
 Amortization of Debt
 Discount and Expense,
 Less Premium                     5         5         8         7         5         2
Interest Portion of
 Annual Rentals                   8        10         7         5         3         1
                             --------  --------  --------  --------  --------  --------
   Total Fixed
    Charges                     102        98       125       136       122        27
                             --------  --------  --------  --------  --------  --------
Preferred Dividends
 for Purpose of Ratio (1)        13        13        11        10        13         3
                             --------  --------  --------  --------  --------  --------
 Total Fixed Charges
  and Preferred Stock
  Dividends For
  Purpose of Ratio             $115      $111      $136      $146      $135       $30
                             ========  ========  ========  ========  ========  ========
Earnings:

Pretax income from
 continuing operations         $420      $457      $332      $325      $295      $105
Add:
 Fixed charges
  (from above)                  102        98       125       136       122        27
 Less: Fixed charges
  capitalized                     1         2         1         1         3         -
                             --------  --------  --------  --------  --------  --------
 Total Earnings for
  Purpose of Ratio             $521      $553      $456      $460      $414      $132
                             ========  ========  ========  ========  ========  ========
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Stock Dividends               4.54      5.00      3.36      3.15      3.07      4.40
                             ========  ========  ========  ========  ========  ========


(1)  In computing this ratio, "Preferred dividends" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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